Exhibit 99.1

Welcome Shareholders 2016 Annual Meeting 2015 Annual report hopfed bancorp, inc.

Disclosure The information provided in this presentation is for the April 20, 2016 Shareholders meeting of Hopfed Bancorp, Inc. information provided relates to it’s Subsidiary Heritage Bank USA, Inc. This information is for Heritage Bank Forward-Looking Statements Statements herein that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements are subject to known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. You should understand that these statements are not guarantees of performance or results and are preliminary in nature. Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates”, “plans”, “may increase”, “may result”, “will result”, “may fluctuate” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts. You should consider the areas of risk described under the heading “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in our periodic reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934 in connection with any forward-looking statements that may be made by us and our businesses generally. Except for our ongoing obligations to disclose material information under the federal securities laws, we undertake no obligation to release publicly any updates or revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless required by law. hopfed bancorp, inc.

SENIOR MANAGEMENT • John E. Peck, President & CEO • Mike Woolfolk, Executive VP & COO • Billy Duvall, Sr.VP & Chief Financial Officer • Chip Knight, Sr.VP & Chief Credit Officer hopfed bancorp, inc.

HopFed Bancorp, Inc. Board of Directors H. Joseph Dempsey, M.D. Chairman of the Board
Anesthesiologist Dr. Thomas I. Miller, C.P.A President Emeritus of Murry State University and Professor Emeritus of Accounting John E. Peck President and Chief Executive Officer Clay Smith President – Pennyrile Ford, Lincoln, Mercury And Purchase Ford, Lincoln, Mercury Ted Kinsey Owner – Parkway Chrysler Robert Bolton President – Iron Bay Capitol Steve Hunt Vice President – Agri-Power and Agri- Chem Richard H. Perkins Retired – Bank Examiner Michael L. Woolfolk Chief Operating Officer, Executive Vice President and Secretaryhopfed bancorp, inc.

heritage bank offices heritage bank wealth management offices heritage bank loan production office hopfed bancorp, inc.

The Following Slides are for Heritage Bank The next slides reflects performance of Heritage Bank a State Chartered Bank and are not consolidated numbers. hopfed bancorp, inc.

Non-Interest Deposits (Millions) This information is for Heritage Bank hopfed bancorp, inc.

Cost of funding Earning Asset This information is for Heritage Bank hopfed bancorp, inc.

Net Interest Margin This information is for Heritage Bank hopfed bancorp, inc.

Nashville LPO This information is for Heritage Bank • West End hopfed bancorp, inc.

Nashville MSA Loans As of 3.31.16 Current Outstanding Unadvanced Amounts Total Commitments $79,745,055. $36,575,325. $116,320,380. hopfed bancorp, inc.

Repurchase Program Total Treasury Shares HopFed Bancorp Inc. hopfed bancorp, inc.

THANK YOU Shareholders 2016 Annual Meeting 2015 Annual report hopfed bancorp, inc.